Exhibit 10.1

AGREEMENT TO TRANSFER AND ISSUE SHARES

OF

AMERICAN ANTIBIOTICS, INC.

THIS AGREEMENT (“Agreement”) is entered into effective as of December 11, 2009 by and among American Antibiotics, Inc., a Florida corporation (“AA”), GeoPharma, Inc., a Florida corporation (“GeoPharma”), Manju Holdings, LLC, a Florida limited liability company (“Manju Holdings”), Laki Investment Group, LLC, a Florida limited liability company (“Laki”), Tasis, LLC, a Florida limited liability company (“Tasis”) and the Manju Taneja Trust (the “Trust”).

RECITALS:

A. The current shareholders of AA are GeoPharma, Laki and Tasis, whom own the following shares of AA common stock:

Shareholder	Number of Shares of Common Stock	Percentage
GeoPharma, Inc.	102,000	51.0%
Tasis, LLC	49,000	24.5%
Laki Investment Group, LLC	49,000	24.5%

B. GeoPharma is willing to transfer its 102,000 shares of AA common stock (the “Subject Shares”) to Manju Holdings and Manju Holdings desires to acquire the Subject Shares on the terms contained herein.

C. GeoPharma owes the Trust, as of November 30, 2009, (i) $400,000 plus interest pursuant to that promissory note in favor of the Trust dated August 6, 2009 (the “Existing Note”) and (ii) $310,000, which is not represented by a promissory note (collectively, including the amounts due under the Existing Note, the “Existing Obligations”), and AA is willing to assume all of such Existing Obligations in connection with the transactions contemplated hereby and on the terms contained herein.

D. AA currently owes GeoPharma $7,076,000, as of November 30, 2009, as reflected on AA’s balance sheet attached hereto as Exhibit B, which amount GeoPharma is willing to convert into preferred stock of AA on the terms contained herein.

E. AA has entered into a settlement agreement (the “Settlement Agreement”) with Consolidated Pharmaceutical Group, Inc. (“CPG”) pursuant to which AA is obligated, among other things, to pay certain amounts to CPG.

F. Manju Holdings is willing to loan funds to AA for working capital purposes and to satisfy the obligations due to CPG, on the terms contained herein, unless GeoPharma repurchases the Subject Shares, as contemplated by this Agreement, in which event Manju Holdings shall no longer be obligated to loan such funds to AA.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, all of the parties hereto (“Parties”) agree as follows:

1. Purchase and Sale of Subject Shares.

(a) Assumption of Existing Obligations. AA hereby assumes and agrees to be solely liable, and GeoPharma hereby assigns and transfers to AA, the Existing Note and all of the Existing Obligations. Manju Holdings and Trust hereby consent to the assignment of the Existing Note and Existing Obligations to AA and hereby fully release and acquit GeoPharma from any such obligations. Promptly after the date of this Agreement, AA and Manju Holdings agree to execute a new promissory note which will amend and replace the Existing Note, and which will reflect the total amount of the Existing Obligations, and which will extend the maturity date to a date mutually acceptable to AA and Manju Holdings.

(b) Satisfaction of Future Obligations. Manju Holdings shall loan to AA (i) cash to fund AA’s operating costs and for working capital purposes, as needed, up to $100,000 per month, and (ii) cash in an amount and in the time required to pay all of the obligations owed by AA to CPG pursuant to the Settlement Agreement; provided, however, that if GeoPharma repurchases the Subject Shares as contemplated by Section 4 below, Manju Holdings shall not be required to loan any further amounts to AA from and after the date of such repurchase. Unless GeoPharma so repurchases its shares, while it may continue to assist with AA’s bookkeeping, it shall not have any check writing authority on AA’s accounts. Collectively, the amounts so loaned to AA from and after the date of this Agreement, plus the amount of the Existing Obligations being assumed by Manju Holdings, plus interest, shall hereinafter be referred to as the “Manju Loan.”

(c) Transfer of shares. GeoPharma hereby sells, transfers and assigns to Manju Holdings all of the Subject Shares, which Manju Holdings shall continue to own unless GeoPharma exercises its right to repurchase the Subject Shares pursuant to Section 4 below.

2. Preferred Shares.

(a) Creation of Series A Preferred Stock. Immediately prior to the execution of this Agreement, AA shall file Articles of Amendment to its Articles of Incorporation in the form attached hereto as Exhibit A to create a class of stock to be known as “Series A Preferred Stock” with the terms contained in such Articles of Amendment. The Series A Preferred Stock shall not accrue or pay a preferred return (i.e., it shall be zero-coupon). In the event of the liquidation of AA, AA may not distribute any assets of AA to the holders of the common shares until the Series A Preferred Stock has been fully redeemed or until AA distributes assets to the holder of the Series A Preferred Stock equal in value to the redemption value of the then outstanding Series A Preferred Stock (i.e., $1.00 per share of Series A Preferred Stock). The holder of the Series A Preferred Stock shall not at any time be required to contribute additional capital to AA. The Series A Preferred Stock shall be non-voting. However, without the prior written consent of GeoPharma, AA may not amend its Articles of Incorporation in any manner which alters the economic terms of the Series A Preferred Stock. Notwithstanding the immediately preceding sentence, AA may create and issue additional shares of capital stock, including shares of preferred stock with rights and preferences senior to the Series A Preferred Stock, without the prior written consent of GeoPharma; provided that in no event may AA convert any of the currently outstanding shares of Common Stock into any such senior stock, it being the intent of the parties that the current common shareholders shall remain junior with regard to liquidation rights to GeoPharma’s Series A Preferred Stock. Notwithstanding anything in this Agreement to the contrary, AA may repay the Manju Loan at any time, including prior to the redemption of the Series A Preferred Stock, provided that AA complies with Section 2(c) below.

(b) Conversion and Issuance. Effective as of the date hereof, GeoPharma hereby converts the $7,076,000 that AA owes to it into 7,076,000 Series A Preferred Stock, and AA hereby issues and grants to GeoPharma 7,076,000 shares of Series A Preferred Stock in consideration for such conversion. Promptly after the date hereof, AA shall issue and deliver an original, executed certificate to GeoPharma representing such Series A Preferred Stock in a form acceptable to GeoPharma. While AA may issue additional shares of capital stock (including senior preferred stock) as contemplated above, it shall not issue additional shares of Series A Preferred Stock, it being the intent of the parties that GeoPharma shall be the only Series A Preferred Stockholder. Promptly after such conversion, AA may, and it hereby is, authorized to terminate the UCC-1 lien filed by GeoPharma on AA’s assets.

(c) Redemption. Promptly after each fiscal year, AA shall apply 20% of its net income (after tax) (as defined by U.S. Generally Accepted Accounting Principals) for such year, if any, to redeem the Series A Preferred Stock, in cash, at a price of $1.00 per shares of Series A Preferred Stock. Further, AA shall immediately redeem all Series A Preferred Stock then outstanding, in cash, at a price of $1.00 per shares of Series A Preferred Stock, upon the sale of all or substantially all of AA’s assets. AA shall notify GeoPharma in writing of a Sale of AA (or of the merger or consolidation of AA or of the sale of any capital stock by any shareholder of AA) at least 10 days prior to the scheduled closing of such sale. Until the Series A Preferred Stock is fully redeemed: (i) promptly after each fiscal year, AA shall provide GeoPharma with AA’s financial statements for such year, along with calculation of the redemption amount due to GeoPharma; and (ii) GeoPharma shall have the right to inspect all of AA books and records during normal business hours upon reasonable notice.

(d) Right to Participate in Future Issuances. So long as GeoPharma continues to own any shares of Series A Preferred Stock, it shall have the right to purchase five percent of any shares of capital stock issued by AA in the future on the same terms and at the same time as the others participating in such issuance. For example, if AA wishes to sell 100,000 shares of common stock to future investors at $0.50 per share, in cash, GeoPharma shall be entitled to purchase 5,000 of such shares of common stock at $0.50 per share, in cash. AA shall notify GeoPharma in writing of any such future issuance at least 20 days prior to the closing of such issuance.

3. Reversion. If Manju Holdings breaches this Agreement on or prior to June 29, 2009, Manju Holdings shall forfeit its 102,000 Subject Shares, all of which shall immediately revert to GeoPharma; provided that GeoPharma or AA pays to Manju Holdings an amount in cash equal to the amount loaned by Manju Holdings under the Manju Loan as of such date.

4. Repurchase. At any time prior to June 29, 2010, GeoPharma may repurchase from Manju Holdings the 102,000 Subject Shares by notifying Manju Holdings of its intention to repurchase such Subject Shares and paying to Manju Holdings an amount equal to 110% of the amounts that have been advanced by Manju Holdings under the Manju Loan. Immediately upon receipt of such notice and payment (a) Manju Holdings shall be deemed to have transferred such Subject Shares back to GeoPharma, (b) Manju Holdings shall no longer have any rights as a shareholder of AA, (c) Manju Holdings shall execute and deliver any other assignments, certificates and documents which GeoPharma reasonably request to effectuate such transfer, and (d) AA shall record such transfer in its transfer books and records. Manju Holdings may not otherwise transfer any of the Subject Shares prior to June 29, 2010 without GeoPharma’s prior written consent.

5. Notification. All of the Parties hereto acknowledge receipt of notice of GeoPharma’s intention to transfer the shares to Manju Holdings as contemplated hereby and hereby consent to such transfer and to all of the other transactions contemplated by this Agreement and waive any rights which they have to purchase GeoPharma’s shares from GeoPharma.

6. Representations and Warranties of GeoPharma. GeoPharma hereby represents and warrants to Manju Holdings that the statements contained in this Section 6 are true, complete and correct:

(a) Title/Ownership. GeoPharma is transferring good and marketable title to the Subject Shares to Manju Holdings, free and clear of all liens, claims, charges, restrictions, equities, options, or encumbrances of any kind, other than the pledge agreement related to the Existing Note, which pledge Manju Holdings shall be deemed to have terminated immediately upon execution of this Agreement.

(b) Authorization of Transaction. This Agreement and all the other documents and instruments required to be delivered by GeoPharma in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly authorized, executed and delivered by GeoPharma and constitute, or will constitute, the legal, valid and binding obligation of GeoPharma, enforceable against GeoPharma in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights and general equity principles. GeoPharma has all requisite power and authority to enter into and perform this Agreement and all other agreements required to be executed by GeoPharma pursuant to this Agreement, and to carry out the transactions contemplated hereby and thereby.

7. Representations and Warranties of Manju Holdings. Manju Holdings hereby represents and warrants to GeoPharma that the statements contained in this Section 7 are true, complete and correct:

(a) Authorization of Transaction. This Agreement and all the other documents and instruments required to be delivered by Manju Holdings in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly authorized, executed and delivered by Manju Holdings and constitute, or will constitute, the legal, valid and binding obligation of Manju Holdings, enforceable against Manju Holdings in accordance with their respective terms. Manju Holdings has all requisite power and authority to enter into and perform this Agreement and all other agreements required to be executed by Manju Holdings pursuant to this Agreement, and to carry out the transactions contemplated hereby and thereby.

(b) No Violation. Neither the execution and delivery of this Agreement nor the consummation by Manju Holdings or AA of the transactions contemplated hereby will violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under:

(i) any existing law, ordinance, or governmental rule or regulation to which Manju Holdings or AA is subject,

(ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Manju Holdings or AA,

(iii) the Manju Holdings’ Articles of Organization or Operating Agreement or AA’s Articles of Incorporation and Bylaws, or

(iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written.

(c) Restrictions; Consents. No consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to any contract, is required to be obtained in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Manju Holdings, threatened, which would limit or restrict the transactions contemplated hereby.

(e) Investment Representations. Manju Holdings has had complete access and ability to review the books and records of AA (including its financial statements) and has made such inquiries and asked such questions as the Manju Holdings or Manju Holdings’ advisors desire to familiarize themselves with the shares, AA, and AA’s prospects for the future. Manju Holdings acknowledges that the Subject Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred without appropriate registration or the availability of an exemption from any and all registration and related requirements. Manju Holdings further acknowledges that the Subject Shares will most likely never be registered under state or federal securities acts, and that no promise is being made to effect such registration. Accordingly, there is not and will not be any readily available method of disposing of the Subject Shares absent any redemption or purchase of the Subject Shares by AA. Manju Holdings is buying the Subject Shares for itself and not with a view to resell or redistribute, and acknowledges that an investment in AA is subject to various material risk.

8. Representations and Warranties of Other Parties. Tasis, Laki and AA hereby represents and warrants to each other and Manju Holdings and GeoPharma that each is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations under this Agreement.

9. Indemnification. GeoPharma shall indemnify and hold harmless Manju Holdings from and against and in respect of any and all Losses (as hereinafter defined) incurred by Manju Holdings by reason of (a) any breach of this Agreement by GeoPharma or (b) any misrepresentation made by GeoPharma contained in this Agreement. Manju Holdings and AA shall jointly and severally indemnify and hold harmless GeoPharma from and against and in respect of any and all Losses incurred by GeoPharma arising as a result of or related to (a) any breach of this Agreement by Manju Holdings or AA; (b) any misrepresentation made by Manju Holdings or AA contained in this Agreement or (c) any liability or obligation of AA or Manju Holdings, whether contingent or otherwise, and whether arising before or after the date hereof. “Losses” shall mean any liability, loss, claim, deficiency, damage, payment (including, without limitation, those arising out of any demand, settlement or judgment relating to any legal, equitable or arbitration action or proceeding), cost or expense (including reasonable attorney’s fees) incurred by the indemnified party with respect to an indemnified claim described in this Section 9.

10. Taxes and Allocations. The Parties agree that the transfer of the Subject Shares to Manju Holdings shall be deemed effective on the date hereof.

11. Release. From and after the date hereof, Manju Holdings, the Trust, Laki, Tasis and AA, on behalf of themselves and their respective successors and assigns, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by them, fully remise, release, acquit, and forever discharge GeoPharma of and from any and all rights, claims, demands, liabilities, obligations, damages, actions, and causes of action, of any nature whatsoever, whether known or unknown, whether arising at law or in equity, and whether direct or indirect, which they may have had, may now have, or may hereafter have by reason of any matter, cause, happening or thing arising on or prior to the date hereof.

12.	Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the complete and exclusive agreement between and among the Parties with respect to the subject matters herein and therein and supersedes all prior written and oral understandings, agreements and statements with respect to the subject matters herein and therein. No oral or written agreement or understanding, except an amendment duly adopted with the written consent of all of the Parties hereto, affects or amends the terms of this Agreement.

(b) Binding Effect. All of the covenants and agreements in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of their respective heirs, guardians, personal and legal representatives, successors and assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of each other Parties.

(c) Governing Law. The internal laws of the State of Florida shall govern the validity, performance, construction and enforcement of this Agreement and the rights of the Parties.

(d) Construction. This Agreement has been negotiated by the Parties, and this

Agreement shall not be deemed to have been prepared by any single Party, but by all Parties equally, so that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court, arbitrator or other government or judicial authority by reason of such Party having or being deemed to have structured, drafted or dictated such provision.

(e) Severability. If any term, provision, covenant or condition of this Agreement or any application thereof should be held by a court of competent jurisdiction to be invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not impair, diminish, void, invalidate or affect in any way the validity, legality or enforceability of any other terms, provisions, covenants or conditions of this Agreement or any application thereof, all of which shall continue in full force and effect.

(f) No Waiver; Cumulative Remedies. No failure or delay on the part of any Party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(g) Headings. The headings of sections and paragraphs are for convenience only and shall not modify the rights and obligations created by this Agreement or constitute a substantive part of this Agreement.

(h) Survival of Representations and Warranties. All representations, warranties, covenants, obligations and agreements made in this Agreement and any other instrument, certificate or document delivered in connection herewith or therewith, and the benefit thereof, shall survive as valid and enforceable obligations, notwithstanding the closing of the transactions contemplated by this Agreement.

(i) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument as if all Parties hereto had executed the same original hereof, and any Party hereto may execute this Agreement by signing any such counterpart.

(j) Costs and Expenses. On behalf of AA, Manju Holdings shall pay $15,000, representing legal fees and costs, on the date hereof, to GeoPharma, which amount shall be added to the Manju Loan.

(k) Further Assurances. From and after the date of this Agreement, upon the request of any Party, any other Party or Parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(l) Attorneys’ Fees. If any proceeding is brought by a Party against any other Party to enforce this Agreement or for the breach of any of the provisions of this Agreement, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees together with the costs of such proceeding therein incurred. Such recovery shall include, without limitation, all such attorneys’ fees and costs whether incurred at trial, on appeal, in bankruptcy court proceedings or whether incurred in the process of any collection proceedings.

(m) Independent Representation and Waiver of Conflict of Interest. AA, Laki, Tasis and Manju Holdings acknowledge and understand that: (a) GeoPharma’s counsel, Shumaker, Loop & Kendrick, LLP (“Counsel”), prepared this Agreement on behalf of and in the course of its representation of GeoPharma; (b) they have been advised by Counsel that conflicts may exist among their individual interests; (c) they have been advised by Counsel to seek the advice of independent counsel; (d) they have had the opportunity to seek the advice of independent counsel; (e) they jointly and severally waive any claim that Counsel’s representation of GeoPharma constitutes a conflict of interest; (f) they have received no representations from Counsel about this Agreement, including the tax consequences of this Agreement; and (g) they have been advised by Counsel that this Agreement may have tax consequences.

[Remainder of this Page Intentionally Left Blank; Signatures to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

American Antibiotics, Inc.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	President

GeoPharma, Inc.

By:	/s/ Carol Dore-Falcone
Name:	Carol Dore-Falcone
Title:	SR VP/CFO

Manju Holdings, LLC

By:	/s/ Jugal K. Taneja
Name:	Jugal K. Taneja
Title:	Managing Member

Manju Taneja Trust

By:	/s/ Jugal K. Taneja
Name:	Jugal K. Taneja
Title:	Trustee